                                   EXHIBIT 11
                CMG INFORMATION SERVICES, INC. AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                    (in thousands, except per share amounts)

                                                       Three months ended April 30,   Nine months ended April 30,
                                                       -----------------------------  ----------------------------
                                                             1997            1996           1997           1996
                                                       ---------------  ------------  --------------  ------------
Primary:
--------
Net income (loss)                                           $(10,276)        $7,414       $(17,007)       $22,947
                                                            ========       ========       ========       ========

Weighted average common and common
 equivalent shares outstanding:

     Shares outstanding at the beginning of the period         9,605          9,154          9,167          8,839
     Weighted average shares issued during the period             17              1            195            122
     Weighted average treasury stock acquired during
      the period                                                  --             --            (35)            --
     Weighted average common stock equivalents                    --            814             --            946
                                                            --------       --------       --------       --------
Weighted average common and common
 equivalent shares outstanding                                 9,622          9,969          9,327          9,907
                                                            ========       ========       ========       ========

Primary net income (loss) per share                         $  (1.07)        $ 0.74       $  (1.82)       $  2.32
                                                            ========       ========       ========       ========
Fully Diluted:
-------------

Net income (loss)                                           $(10,276)        $7,414       $(17,007)       $22,947
                                                            ========       ========       ========       ========
Weighted average common and common
 equivalent shares outstanding:

     Shares outstanding at the  beginning of the period        9,605          9,154          9,167          8,839
     Weighted average shares issued during the period             17              1            195            122
     Weighted average treasury stock acquired during
      the period                                                  --             --            (35)            --
     Weighted average common stock  equivalents                   --            814             --            958
                                                            --------       --------       --------       --------
Weighted average common and common equivalent shares
 outstanding                                                   9,622          9,969          9,327          9,919
                                                            ========       ========       ========       ========
Fully diluted net income (loss) per  share                  $  (1.07)        $ 0.74       $  (1.82)       $  2.31
                                                            ========       ========       ========       ========
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All share information has been restated to reflect a 2-for-1 Common Stock split effected as a stock dividend on February 2, 1996.